ADMINISTRATION AGREEMENT

THIS AGREEMENT, effective as of the 1st day of July 2023, is made by and between Mutual of America Investment Corporation, a Maryland corporation (on behalf of each series listed on Exhibit A to this Agreement, each a “Fund and collectively, the “Funds”), having its principal place of business at 320 Park Avenue, New York, New York 10022 (“Investment Corporation”), and Mutual of America Capital Management LLC, a Delaware limited liability company, having its principal place of business at 320 Park Avenue, New York, New York 10022 (“Capital Management”).

WHEREAS, Investment Corporation is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”) and serves as investment adviser for Investment Corporation; and

WHEREAS, Investment Corporation desires to appoint Capital Management to provide certain administrative services for the Funds, and Capital Management is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual promises herein contained, Investment Corporation and Capital Management, intending to be legally bound, mutually covenant and agree as follows:

1.

Administrative Services. Subject always to the general supervision of Investment Corporation’s directors, Capital Management will provide certain administrative services to the Funds. Capital Management will, to the extent Investment Corporation has not separately contracted for such services from another service provider, such as a sub-administrator, transfer agent, fund accountant, distributor, counsel to the Funds, or custodian or pursuant to a separate agreement, provide, or cause to be provided, those services as set forth in Exhibit B.

2.	Representations and Warranties of Investment Corporation. Investment Corporation hereby represents, warrants, and acknowledges to Capital Management that:

A.	It is a corporation duly organized and existing and in good standing under the laws of Maryland, and that it is registered under the 1940 Act; and

B.

It has the requisite power and authority under applicable law, its charter and its bylaws to enter into this Agreement; this Agreement has been duly executed and delivered by the Funds; and this Agreement constitutes a legal, valid and binding obligation of the Funds, enforceable in accordance with its terms.

3.	Representations and Warranties of Capital Management. Capital Management hereby represents, warrants, and acknowledges to Investment Corporation that:

A.	It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

B.

It has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by Capital Management; and that this Agreement constitutes a legal, valid and binding obligation of Capital Management, enforceable in accordance with its terms; and

C.

The accounts and records maintained and preserved by Capital Management shall be the property of the Funds and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by the Funds in writing.

4.	Duties and Responsibilities of Investment Corporation.

A.

Investment Corporation shall turn over to Capital Management all of each Fund’s accounts and records previously maintained, if any, as requested by Capital Management to perform its services hereunder.

B.

Investment Corporation shall furnish Capital Management with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities in the Funds when such information is not readily available from generally accepted securities industry services or publications.

C.

Investment Corporation shall pay to Capital Management a fee, payable monthly in arrears at the annual rate of 3 basis points (0.03%) of each Fund’s average daily net assets or such other compensation as may from time to time be agreed upon in writing by Capital Management and Investment Corporation. Investment Corporation also shall reimburse Capital Management for all out-of-pocket disbursements, costs and expenses incurred by Capital Management in connection with services performed pursuant to this Agreement.

D.

Investment Corporation shall provide to Capital Management, as conclusive proof of any fact or matter required to be ascertained from Investment Corporation as determined by Capital Management, a certificate signed by Investment Corporation’s president or other officer of Investment Corporation, or other authorized individual, as requested by Capital Management. Investment Corporation shall also provide to Capital Management instructions with respect to any matter concerning this Agreement requested by Capital Management. Capital Management may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of Investment Corporation and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from Investment Corporation.

F.

Investment Corporation shall cause its custodian, transfer agent and other service providers, if any, to furnish information to Capital Management needed by Capital Management for the performance of its duties hereunder.

5.	Duties and Responsibilities of Capital Management.

A.

Capital Management shall reasonably cooperate with Investment Corporation to coordinate with Investment Corporation’s custodian, transfer agent and other service providers, if any, to obtain information about the Funds needed for Capital Management’s performance of its obligations hereunder. Capital Management’s out-of-pocket costs and expenses incurred in connection therewith shall be reimbursed by the Fund.

B.

Capital Management shall assist Investment Corporation’s independent accountants, or upon approval of Investment Corporation or upon demand, any regulatory body, in any requested review of a Fund’s accounts and records maintained by Capital Management but shall be reimbursed by Investment Corporation for all expenses and employee time invested in any such review outside of routine and normal periodic reviews.

C.

Upon receipt from Investment Corporation of any necessary information or instructions, Capital Management shall provide information from the books and records it maintains for Investment Corporation that Investment Corporation needs for tax returns, meetings of Investment Corporation’s Board of Directors or shareholders, questionnaires, compliance with tax and securities law requirements, or periodic reports to shareholders and such other reports and information requests as Investment Corporation and Capital Management shall agree upon from time to time.

D.

Additional series or funds of Funds may be added to this Agreement, provided that Capital Management consents to such addition. Rates or charges for each additional series or fund shall be as agreed upon by Capital Management and Fund in writing.

E.

Capital Management shall not have any responsibility hereunder to Investment Corporation, a Fund’s shareowners or any other person or entity for moneys or securities of a Fund, whether held by Investment Corporation or custodians of Investment Corporation.

6.

Indemnification. Capital Management shall not be responsible or liable for, and Investment Corporation shall indemnify and hold Capital Management harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by Capital Management or for which it may be liable, arising out of or attributable to:

A.

Capital Management’s action or omission to act pursuant hereto, except for any loss or damage arising from any grossly negligent act, bad faith or willful misconduct of Capital Management or the reckless disregard of Capital Management’s obligations hereunder. Capital Management shall hold harmless and indemnify the Funds from and against any loss or liability (including reasonable outside counsel fees) arising out of Capital Management’s gross negligence, bad faith or willful misconduct or the reckless disregard of Capital Management’s obligations hereunder. Neither party shall be liable to the other for consequential, special, or punitive damages in any event.

B.

Capital Management’s payment of money as requested by Investment Corporation, or the taking of any action which might make Capital Management liable for payment of money; provided, however, that Capital Management shall not be obligated to expend its own moneys or to take any such action except in Capital Management’s sole discretion.

C.

Capital Management’s action or omission to act hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

D.

Capital Management’s action or omission to act in good faith reliance on the written advice or written opinion of counsel for Investment Corporation or its own counsel, which advice or opinion may be obtained by Capital Management at the expense of Investment Corporation, or on the instructions, advice and statements of Investment Corporation, Investment Corporation’s accountants and officers or other authorized individuals, and, upon notice to Investment Corporation, others believed by it in good faith to be expert in matters upon which they are consulted.

E.	The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, Capital Management shall be under no duty or obligation to inquire into:

1.	The validity of the issue of any securities purchased by or for the Funds, or the legality of the purchase thereof, or the propriety of the purchase price;

2.	The legality of the sale of any securities by or for a Fund, or the propriety of the sale price;

3.	The legality of the issue, sale or purchase of any shares of a Fund, or the sufficiency of the purchase or sale price; or

4.	The legality of the declaration of any dividend by a Fund, or the legality of the issue of any shares of a Fund in payment of any stock dividend.

F.

Any error, omission, inaccuracy or other deficiency of Investment Corporation’s accounts and records or other information provided by or on behalf of Investment Corporation to Capital Management, or the failure of Investment Corporation to provide, or provide in a timely manner, any accounts, records, or information needed by Capital Management to perform its functions hereunder.

G.

Investment Corporation’s refusal or failure to comply with the terms of this Agreement (including without limitation Investment Corporation’s failure to pay or reimburse Capital Management under this indemnification provision), Investment Corporation’s negligence or willful misconduct, or the failure of any representation or warranty of Investment Corporation hereunder to be and remain true and correct in all respects at all times.

7.

Force Majeure. Capital Management shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service (provided, however, that Capital Management shall maintain a reasonable business continuation plan for its administrative services); inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

8.

Procedures. Capital Management and Investment Corporation may from time to time adopt procedures as they agree upon, and Capital Management may conclusively assume that any procedure approved or directed by Investment Corporation or its accountants or other advisors does not conflict with or violate any requirements of a Fund’s prospectus, charter or declaration of trust, bylaws, any applicable law, rule or regulation, or any order, decree or agreement by which the Fund may be bound.

9.

Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof and continuing unless terminated as set forth herein. Either party may terminate this Agreement by notice in writing received by the other party not less than one hundred and eighty (180) days prior to the date upon which such termination shall take effect. If, however, Capital Management materially breaches any representation or warranty in Section 3 or any provision in Section 5 of this Agreement, Investment Corporation may terminate this Agreement upon not less than ten days’ written notice to Capital Management, unless Capital Management cures such breach within the notice period. Upon termination of this Agreement:

A.	Investment Corporation shall pay to Capital Management its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date.

B.	Investment Corporation shall designate a successor by notice in writing to Capital Management on or before the termination date.

C.

Capital Management shall deliver to the successor, or if none has been designated, to Investment Corporation, at Capital Management’s office, all records, funds and other properties of Investment Corporation deposited with or held by Capital Management hereunder. In the event that no successor takes delivery of all records, funds and other properties of Investment Corporation by the termination date, Capital Management’s sole obligation with respect thereto from the termination date until delivery to a successor shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and Capital Management shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith.

10.

Notices. Notices, requests, instructions and other writings addressed to Investment Corporation at 320 Park Avenue, New York, New York 10022, Attn: Chris Festog, or at such address as Investment Corporation may have designated to Capital Management in writing, shall be deemed to have been properly given to Investment Corporation hereunder; and notices, requests, instructions and other writings addressed to Capital Management at its offices at 320 Park Avenue, New York, New York 10022, Attn: Stephen Rich, or to such other address as it may have designated to Investment Corporation in writing, shall be deemed to have been properly given to Capital Management hereunder.

11.

Limitation of Portfolio Liability. Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to the Funds shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement of each Fund is understood to be for clerical convenience only and shall not constitute any basis for joining the Funds for any reason.

12.	Miscellaneous.

A.

This Agreement constitutes the entire agreement between Capital Management and Investment Corporation and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written, including without limitation the Investment Accounting Agreement between Capital Management and Investment Corporation dated February 23, 2023.

B.

Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of New York, without reference to the choice of laws principles thereof

C.	All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

D.	The representations and warranties and the indemnification extended hereunder are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

E.	No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

F.

The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of any party’s rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

F.	The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

G.	This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

H.

If any part, term or provision of this Agreement is determined by the courts or any regulatory authority to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

I.	This Agreement may not be assigned by either party without the prior written consent of the other.

J.	Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Investment Corporation and Capital Management.

K.

Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

MUTUAL OF AMERICA INVESTMENT CORPORATION

Attest:	/s/ Amy Latkin	By:	/s/ Aferdita Gutierrez
	Amy Latkin		Aferdita Gutierrez
	Vice President and Secretary		Treasurer, Chief Financial Officer and Principal Financial Officer

MUTUAL OF AMERICA CAPITAL MANAGEMENT LLC

Attest:	/s/ Amy Latkin	By:	/s/ Stephen Rich
	Amy Latkin		Stephen Rich
	Vice President and Secretary		Chairman and CEO

Exhibit A

Investment Corporation Funds

Equity Index Fund

All America Fund

Small Cap Value Fund

Small Cap Growth Fund

Small Cap Equity Index Fund

Mid Cap Value Fund

Mid-Cap Equity Index Fund

Composite Fund

International Fund

Catholic Values Index Fund

Money Market Fund

Mid-Term Bond Fund

Bond Fund

Retirement Income Fund

2015 Retirement Fund

2020 Retirement Fund

2025 Retirement Fund

2030 Retirement Fund

2035 Retirement Fund

2040 Retirement Fund

2045 Retirement Fund

2050 Retirement Fund

2055 Retirement Fund

2060 Retirement Fund

2065 Retirement Fund

Conservative Allocation Fund

Moderate Allocation Fund

Aggressive Allocation Fund

Exhibit B

Administrative Services

1. Review contractual Fund expenses as prepared by Investment Corporation’s administrator and other service providers and approve all disbursements for Investment Corporation, subject to review and approval of an officer of Investment Corporation or other authorized person;

2. Prepare, maintain and file (or oversee and assist such persons retained to prepare and file) Fund registration statements and post-effective amendments thereto and other filings required by state, federal, and local laws and regulations;

3. Determine jurisdictions in which shares of the Funds shall be qualified for sale and qualify and maintain qualification in the jurisdictions in which shares of the Funds are offered for sale;

4. Coordinate with Investment Corporation’s transfer agent with respect to the payment of dividends, income, capital gains and other distributions to shareholders of the Funds;

5. Calculate, or cause to be calculated, and review performance data of the Funds for dissemination to information services covering the investment company industry;

6. Prepare and file, or cause to be prepared and filed, Investment Corporation’s tax returns, including federal, state, local and excise tax returns, and issue, or cause to be issued, all tax-related information to shareholders, including IRS Form 1099 and other applicable tax forms;

7. Make available appropriate individuals to serve as officers of Investment Corporation upon designation as such by the Board;

8. Assist with the design, development, and operation of the Funds, including new classes, investment objectives, policies and structure;

9. Monitor and advise the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended. In connection with the foregoing, prepare and send, or cause to be prepared and sent, quarterly reminder letters related to such status, and prepare quarterly compliance checklist for use by Capital Management if requested;

10. Report to the Board regarding amounts paid under Rule 12b-1 (if applicable) for services provided to Fund shareholders by financial intermediaries, and for certain distribution expenses incurred in selling shares of the Funds, as well as amounts paid for the provision of sub-accounting services provided by financial intermediaries;

11. Provide appropriate assistance with respect to audits conducted by the Funds’ independent accountants, including compiling data and other information as necessary;

12. Maintain and retain all charter documents and file all documents required to maintain each Fund’s organizational status under applicable state law and as a registered investment company;

13. Assist the Funds with their obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by Capital Management on behalf of the Funds so that it may be included in financial information certified by Fund officers on Form N-CSR and Form N-PORT;

14. Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for Investment Corporation at the expense of Investment Corporation and Funds in accordance with the requirements of Rules l7g-l and l7d-1(d)(7) under the 1940 Act, to the extent such bonds and policies are approved by the Board;

15. Coordinate and supervise relations with, and monitor the performance of, custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Fund auditors, and other persons serving the Funds, to the extent deemed necessary or desirable by the Board, and report to the Board on the same;

16. Coordinate the distribution of prospectuses, supplements, proxy materials and reports to shareholders; and coordinate the solicitation and tabulation of proxies in connection with any shareholder meetings;

17. Administer contracts on behalf of Investment Corporation with, among others, Investment Corporation’s investment adviser, distributor, custodian and transfer agent;

18. Provide compliance services, as directed by the Funds’ Chief Compliance Officer, which include monitoring each Fund’s compliance with its policies and procedures and with applicable federal and state securities laws, and the rules and regulations thereunder, as applicable, including, without limitation, the 1940 Act, the Securities and Exchange Act of 1934 and the Securities Act of 1933, each as amended;

19. Assist Investment Corporation in developing portfolio compliance procedures for each Fund and assist Capital Management in providing the Board with quarterly results of compliance reviews. Monitor each Fund’s compliance with its investment objectives, defined investment policies, and restrictions, tax diversification, and distribution and income requirements, provided such are determinable based upon the Fund’s accounting records. In connection with the foregoing, review quarterly compliance reports that are prepared by Capital Management, and notify appropriate Fund officers and Capital Management of mark-to-market issues pursuant to Board-approved procedures;

20. Assist Investment Corporation and provide on-site personnel in preparing responses to and providing documents for routine regulatory examinations or investigations; and coordinate with and take instructions from counsel to Investment Corporation in response to such routine or non-routine regulatory matters. The assistance to be provided with respect to Securities and Exchange Commission inspections includes (i) rendering advice regarding proposed responses, (ii) compiling data and other information in response to regulatory requests for information and (iii) communicating with Fund management and portfolio managers to provide status updates;

21. Prepare for Board meetings by (i) preparing and coordinating collection of the relevant sections of the Board materials pertaining to the responsibilities of Capital Management and the various service providers and (ii) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-l plans and related matters, attend Board meetings, and perform such other Board meeting functions as agreed by the parties;

22. Provide internal legal support of services provided by Capital Management under this Agreement;

23. Monitor legal, tax, regulatory, and industry developments relevant to the Funds and assist in the strategic response to such developments; and

24. Maintain the Funds’ books and records in accordance with all applicable federal and state securities laws and regulations, provided that all such items maintained by a Fund shall be the property of the Fund, and that Capital Management shall surrender promptly to the Fund any such items it maintains upon request, provided that Capital Management shall be permitted to retain a copy of all such items.